Exhibit 99.1

Universal Declares Regular and Special Cash Dividends

Fort Lauderdale, Fla., November 6, 2024 – Universal Insurance Holdings, Inc. (NYSE: UVE) (“Universal” or the “Company”) announced today that its Board of Directors has declared a regular quarterly cash dividend of 16 cents per share of common stock and a special cash dividend of 13 cents per share of common stock, together totaling 29 cents per share of common stock, both payable on December 13, 2024 to shareholders of record as of the close of business on December 6, 2024. Today’s announcement brings total dividends declared in 2024 to 77 cents per share of common stock.

About Universal
Universal Insurance Holdings, Inc. (NYSE: UVE) is a holding company providing property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We provide insurance products in the United States through both our appointed independent agents and our direct online distribution channels, primarily in Florida. Learn more at universalinsuranceholdings.com or get an insurance quote at Clovered.com.

Investors/Media:
Arash Soleimani, CFA, CPA, CPCU, ARe
Chief Strategy Officer
954-804-8874
asoleimani@universalproperty.com